Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2023 SECOND QUARTER RESULTS

Q2 Fiscal 2023 Revenues Reached $643 Million, Up 2% in U.S. Dollars and 12% in Constant Currency Compared to Q2 Fiscal 2022

Delivered Q2 Operating Margin of 8.3%; Adjusted Operating Margin of 8.7%

Q2 EPS of $0.35 and Adjusted EPS of $0.39

Expects Fiscal 2023 Revenue Growth of About 1.5% in U.S. Dollars, 9.5% in Constant Currency, and GAAP and Adjusted Operating Margins of 9.7% and 10.0%, Respectively

Expects Fiscal 2023 GAAP EPS of $2.11 and Adjusted EPS of $2.65

Completed $175 Million Accelerated Share Repurchase Arrangement

LOS ANGELES, August 24, 2022 - Guess?, Inc. (NYSE: GES) today reported financial results for its second quarter ended July 30, 2022.

Carlos Alberini, Chief Executive Officer, commented, “We are pleased with our second quarter results that exceeded our revenue and operating earnings expectations in a challenging retail environment. Our Company’s revenues increased 2% in U.S. dollars and 12% in constant currency. These results reflected a strong performance of our Wholesale business in Europe, partially offset by softer sales in our America’s Retail business. Our adjusted operating earnings decreased from last year but exceeded our expectations, as a result of effective expense management partially offset by a margin decline across our businesses. Regarding our goal to return value to our shareholders, during the quarter we successfully completed our previously announced $175 million accelerated share repurchase program, resulting in the repurchase of 8.5 million shares.”
Paul Marciano, Co-Founder and Chief Creative Officer, commented, “We continue to focus on executing our very important brand elevation strategy, which impacts most parts of our business, starting with the product. I am proud of how our teams have worked together to align the design of the product, marketing campaigns, visual presentations in our stores and websites and the product buys to service our customers effectively and optimize sales. Our customers are responding well to the assortments we offer across the Guess and Marciano collections and I believe our brands are well positioned to continue to gain market share.”

Mr. Alberini concluded, “For the second half of the year, we have adjusted our outlook to reflect our current trends and the impact of existing macro-economic headwinds, including currency. We have a strong team and we continue to manage our business with discipline, focusing on what we can control. We remain confident in our long term opportunities to grow and leverage the power of our highly diversified business model and our strong brand momentum.”

Non-GAAP Information

This press release contains non-GAAP financial measures, including certain adjusted results of operations and outlook measures, constant currency information and free cash flow measures. See the heading “Presentation of Non-GAAP Information” for further information and the accompanying tables for a reconciliation to the comparable GAAP financial measure.
Second Quarter Fiscal 2023 Results
For the second quarter of fiscal 2023, the Company recorded GAAP net earnings of $24.0 million, a 60.8% decrease from $61.1 million for the same prior-year quarter. GAAP diluted net earnings per share (“EPS”) decreased 61.5% to $0.35 for the second quarter of fiscal 2023, compared to $0.91 for the same prior-year quarter. The Company estimates a net positive impact from its adoption of the accounting guidance related to the Company’s convertible notes and share buybacks of $0.06 and a negative impact from currency of $0.17 on GAAP diluted EPS in the second quarter of fiscal 2023 when compared to the same prior-year quarter.
For the second quarter of fiscal 2023, the Company’s adjusted net earnings were $22.9 million, a 64.3% decrease from $64.1 million for the same prior-year quarter. Adjusted diluted EPS decreased 59.4% to $0.39, compared to $0.96 for the same prior-year quarter. The Company estimates a net positive impact from its share buybacks of $0.05 and a negative impact from currency of $0.19 on adjusted diluted EPS in the second quarter of fiscal 2023 when compared to the same prior-year quarter.
Net Revenue. Total net revenue for the second quarter of fiscal 2023 increased 2% to $642.7 million from $628.6 million in the same prior-year quarter. In constant currency, net revenue increased by 12%.
•Americas Retail revenues decreased 2% in U.S. dollars and constant currency. Retail comp sales, including e-commerce, decreased 6% in U.S. dollars and 5% in constant currency.
•Americas Wholesale revenues increased 1% in U.S. dollars and 2% in constant currency.
•Europe revenues increased 4% in U.S. dollars and 21% in constant currency. Retail comp sales, including e-commerce, decreased 4% in U.S. dollars and increased 10% in constant currency.
•Asia revenues increased 3% in U.S. dollars and 15% in constant currency. Retail comp sales, including e-commerce, decreased 2% in U.S. dollars and increased 10% in constant currency.
•Licensing revenues increased 13% in U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the second quarter of fiscal 2023 decreased 39% to $53.4 million (including $1.9 million in non-cash impairment charges taken on certain long-lived store related assets, $0.9 million net gains on lease modifications and a $7.8 million unfavorable currency translation impact), from $87.4 million (including $1.5 million in non-cash impairment charges taken on certain long-lived store related assets and $0.4 million net gains on lease modifications) in the same prior-year quarter. GAAP operating margin in the second quarter of fiscal 2023 decreased 5.6% to 8.3%, from 13.9% for the same prior-year quarter, driven primarily by higher markdowns, lower rent relief and government subsidies, unfavorable currency impact and higher store labor costs. The negative impact of currency on operating margin for the quarter was approximately 110 basis points.
For the second quarter of fiscal 2023, adjusted earnings from operations decreased 37% to $55.7 million, from $88.6 million in the same prior-year quarter. Adjusted operating margin decreased 5.4% to 8.7%, from 14.1% for the same prior-year quarter, driven primarily by higher markdowns, lower rent relief and government subsidies, unfavorable currency impact and higher store labor costs.
•Operating margin for the Company’s Americas Retail segment decreased 7.2% to 13.2% in the second quarter of fiscal 2023, from 20.4% in the same prior-year quarter, driven primarily by the unfavorable impact from higher markdowns, negative comparable sales, higher store labor costs and lower government subsidies compared to last year, partially offset by higher initial markups.
•Operating margin for the Company’s Americas Wholesale segment decreased 3.2% to 22.8% in the second quarter of fiscal 2023, from 26.0% in the same prior-year quarter, due primarily to higher markdowns.
•Operating margin for the Company’s Europe segment decreased 5.6% to 10.3% in the second quarter of fiscal 2023, from 15.9% in the same prior-year quarter, driven primarily by the unfavorable impact of currency, lower initial markups, higher markdowns and lower rent relief and government subsidies, partially offset by leveraging of expenses.
•Operating margin for the Company’s Asia segment increased 3.4% to negative 6.7% in the second quarter of fiscal 2023, from negative 10.1% in the same prior-year quarter, driven primarily by leveraging of expenses.
•Operating margin for the Company’s Licensing segment decreased 6.3% to 85.6% in the second quarter of fiscal 2023, from 91.9% in the same prior-year quarter, mainly due to higher expenses.
Other expense, net. Other expense, net for the second quarter of fiscal 2023 was $9.1 million compared to $1.0 million for the same prior-year quarter. The change was primarily due to higher net unrealized and realized losses from foreign currency exposures compared to the same prior-year quarter.
Six-Month Period Results
For the six months ended July 30, 2022, the Company recorded GAAP net earnings of $31.9 million, a 56.3% decrease from $73.1 million for the same prior-year period. GAAP diluted EPS decreased 58.2% to $0.46 for the six months ended July 30, 2022, compared to $1.10 during the same prior-year period. The Company estimates a net positive impact from its adoption of the accounting guidance related to the Company’s convertible notes and share buybacks of $0.09 and a negative impact from currency of $0.31 on GAAP diluted EPS for the six months ended July 30, 2022 when compared to same prior-year period.
For the six months ended July 30, 2022, the Company recorded adjusted net earnings of $38.1 million, a 51.1% decrease from $78.0 million for the same prior-year period. Adjusted diluted EPS decreased 47.0% to $0.62, compared to $1.17 for the same prior-year period. The Company estimates its share buybacks had a net positive impact of $0.06, and currency had a negative impact of $0.33 on adjusted diluted EPS during the six months ended July 30, 2022 when compared to same prior-year period.
Net Revenue. Total net revenue for the six months ended July 30, 2022 increased 8% to $1.24 billion, from $1.15 billion in the same prior-year period. In constant currency, net revenue increased by 16%.
•Americas Retail revenues increased 2% in U.S. dollars and constant currency. Retail comp sales, including e-commerce, decreased 2% in both U.S. dollars and constant currency.
•Americas Wholesale revenues increased 24% in U.S. dollars and 25% constant currency.
•Europe revenues increased 9% in U.S. dollars and 23% in constant currency. Retail comp sales, including e-commerce, decreased 5% in U.S. dollars and increased 8% in constant currency.

•Asia revenues increased 2% in U.S. dollars and 11% in constant currency. Retail comp sales, including e-commerce, decreased 6% in U.S. dollars and increased 2% in constant currency.
•Licensing revenues increased 18% in U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the six months ended July 30, 2022 decreased 21% to $89.8 million (including $3.5 million in non-cash impairment charges taken on certain long-lived store related assets, $1.5 million net gains on lease modifications and a $14.2 million unfavorable currency translation impact), from $114.0 million (including $1.9 million in non-cash impairment charges taken on certain long-lived store related assets and $2.6 million net gains on lease modifications) in the same prior-year period. GAAP operating margin in the six months ended July 30, 2022 decreased 2.6% to 7.3%, from 9.9% in the same prior-year period, driven primarily by the unfavorable currency impact, higher markdowns, higher store labor costs and lower rent relief, partially offset by overall leveraging of expenses. The negative impact of currency on operating margin for the six months ended July 30, 2022 was approximately 110 basis points.
For the six months ended July 30, 2022, adjusted earnings from operations decreased 15% to $97.5 million, from $114.5 million for the six months ended July 31, 2021. Adjusted operating margin decreased 2.1% to 7.9% for the six months ended July 30, 2022, from 10.0% in the same prior-year period, driven primarily by the unfavorable currency impact, higher markdowns, higher store labor costs and lower rent relief, partially offset by overall leveraging of expenses.
•Operating margin for the Company’s Americas Retail segment decreased 6.0% to 11.0% in the six months ended July 30, 2022, from 17.0% in the same prior-year period, driven primarily by the unfavorable impact from higher store labor costs, higher markdowns, negative comparable sales and lower government subsidies compared to last year, partially offset by higher initial markups.
•Operating margin for the Company’s Americas Wholesale segment decreased 1.4% to 24.3% in the six months ended July 30, 2022, from 25.7% in the same prior-year period, due primarily to higher markdowns, partially offset by leveraging of expenses.
•Operating margin for the Company’s Europe segment decreased 1.3% to 8.6% in the six months ended July 30, 2022, from 9.9% in the same prior-year period, driven primarily by lower initial markups, unfavorable currency impact and lower rent relief, partially offset by leveraging of expenses.
•Operating margin for the Company’s Asia segment in the six months ended July 30, 2022 remained the same as in the prior-year period at negative 6.4%.
•Operating margin for the Company’s Licensing segment decreased 1.9% to 89.2% in the six months ended July 30, 2022, from 91.1% in the same prior-year period, mainly due to higher expenses.
Other expense, net. Other expense, net for the six months ended July 30, 2022 was $25.5 million compared to $3.7 million in the same prior-year period. The change was primarily due to higher net unrealized and realized losses from foreign currency exposures and, to a lesser extent, net unrealized losses on our SERP-related assets compared to net unrealized gains in the same prior-year period.
Outlook
For the third quarter of fiscal 2023, we expect revenues to be down around 4.5% in U.S. dollars (up 4.5% in constant currency) versus the third quarter of fiscal 2022. For the full fiscal year 2023, we expect revenues to be up around 1.5% in U.S. dollars (9.5% in constant currency) versus fiscal 2022.

A reconciliation of the Company’s outlook for GAAP operating margin to adjusted operating margin and GAAP diluted EPS to adjusted diluted EPS for the third quarter and fiscal year ending January 28, 2023 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook

	Third Quarter of Fiscal 2023	Fiscal Year 2023

GAAP operating margin	8.1%	9.7%
Certain professional service and legal fees and related (credits) costs[1]	—%	0.2%
Asset impairment charges[1]	—%	0.1%
Net gains on lease modifications[1]	—%	(0.0%)
Adjusted operating margin	8.1%	10.0%

GAAP diluted EPS	$0.45	$2.11
Certain professional service and legal fees and related (credits) costs[1]	—	0.06
Asset impairment charges[1]	—	0.04
Net gains on lease modifications[1]	—	(0.02)
Discrete income tax adjustments[1]	—	0.01
Impact of convertible share dilution[2]	0.10	0.45
Adjusted diluted EPS	$0.55	$2.65
______________________________________________________________________________
See page 16 for footnotes.
Dividend
The Company’s Board of Directors approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on September 23, 2022 to shareholders of record as of the close of business on September 7, 2022.
Share Repurchases
In March 2022, the Company entered into an accelerated share repurchase agreement (“ASR”), pursuant to which it received up-front approximately 3.3 million shares of common stock (representing approximately $70.0 million, or 40%) of the $175.0 million notional amount of the ASR. The Company received a final delivery of an additional 5.2 million shares under the ASR on June 24, 2022. During the six months ended July 30, 2022, the Company also repurchased approximately 0.5 million shares of its common stock in open market transactions totaling $11.7 million. Combined, these transactions resulted in the repurchase of approximately 9.0 million shares for $186.7 million during the six months ended July 30, 2022.
Presentation of Non-GAAP Information
The financial information presented in this release includes non-GAAP financial measures, such as adjusted results and outlook, constant currency financial information and free cash flows. The adjusted measures exclude the impact of certain professional service and legal fees and related (credits) costs, asset impairment charges, net gains on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related income tax effects of the foregoing items, the impact from changes in the income tax law on deferred income taxes in certain tax jurisdictions, net income tax settlements and adjustments to specific uncertain income tax positions, as well as certain discrete income tax adjustments related primarily to an intra-entity transfer of intellectual property rights to a wholly-owned Swiss subsidiary, in each case where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results and outlook.
The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.
This release includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.
The Company includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.
Investor Conference Call
The Company will hold a conference call at 4:45 pm (ET) on August 24, 2022 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.
About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of July 30, 2022, the Company directly operated 1,064 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 567 additional retail stores worldwide. As of July 30, 2022, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements
Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the impacts of the COVID-19 pandemic, the conflict in Ukraine and other events impacting the markets in which we operate; statements concerning the Company’s future outlook, including with respect to the third quarter and full year of fiscal 2023; statements concerning the Company’s expectations, goals, future prospects, and current business strategies and strategic initiatives; and statements expressing optimism or pessimism about future operating results and growth opportunities are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.
Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic (inflation) and other events that could negatively impact consumer confidence and discretionary consumer spending; sanctions and export controls targeting Russia and other impacts related to the war in Ukraine; impacts related to the COVID-19 pandemic or other public health crises; risks relating to our indebtedness; changes to estimates related to impairments, inventory and other reserves, which were made using the best information available at the time; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; the high concentration of our Americas Wholesale business; risks related to the costs and timely delivery of merchandise to our distribution facilities, stores and wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to successfully enhance our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks relating to our $300 million, 2.0% convertible senior notes due 2024, including our ability to settle the liability in cash; disruptions at our distribution facilities; our ability to attract and retain management and other key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; risks related to the income tax treatment of our third quarter fiscal 2022 intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary; catastrophic events or natural disasters; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements identified during the completion of our annual independent audit of financial statements and financial controls or from subsequent events arising after issuance of this release; risk of future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; violations of, or changes to, domestic or international laws and regulations; risks associated with the acts or omissions of our licensees and third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-attacks and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate; impacts of inflation and further inflationary pressures; fluctuations in quarterly performance; slowing in-person customer traffic; increases in labor costs; increases in wages; risks relating to activist investor activity; and the significant voting power of our family founders.
In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, the impact of the COVID-19 pandemic, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Six Months Ended
	July 30, 2022		July 31, 2021		July 30, 2022		July 31, 2021

Product sales	$617,922	96.1%	$606,691	96.5%	$1,184,995	95.9%	$1,105,168	96.2%
Net royalties	24,768	3.9%	21,933	3.5%	51,168	4.1%	43,458	3.8%
Net revenue	642,690	100.0%	628,624	100.0%	1,236,163	100.0%	1,148,626	100.0%

Cost of product sales	372,189	57.9%	334,538	53.2%	718,513	58.1%	642,982	56.0%

Gross profit	270,501	42.1%	294,086	46.8%	517,650	41.9%	505,644	44.0%

Selling, general and administrative expenses	216,043	33.6%	205,617	32.8%	425,874	34.4%	392,301	34.1%
Asset impairment charges	1,919	0.3%	1,501	0.2%	3,463	0.3%	1,942	0.2%
Net gains on lease modifications	(907)	(0.1%)	(420)	(0.1%)	(1,508)	(0.1%)	(2,565)	(0.2%)

Earnings from operations	53,446	8.3%	87,388	13.9%	89,821	7.3%	113,966	9.9%

Other income (expense):
Interest expense	(3,195)	(0.5%)	(6,009)	(1.0%)	(6,288)	(0.5%)	(11,935)	(1.0%)
Interest income	419	0.1%	461	0.1%	993	0.1%	835	0.1%
Other, net	(9,053)	(1.4%)	(1,001)	(0.1%)	(25,505)	(2.1%)	(3,702)	(0.4%)

Earnings before income tax expense	41,617	6.5%	80,839	12.9%	59,021	4.8%	99,164	8.6%

Income tax expense	14,177	2.2%	17,692	2.9%	21,127	1.7%	23,147	2.0%

Net earnings	27,440	4.3%	63,147	10.0%	37,894	3.1%	76,017	6.6%

Net earnings attributable to noncontrolling interests	3,478	0.6%	2,085	0.3%	5,962	0.5%	2,949	0.2%

Net earnings attributable to Guess?, Inc.	$23,962	3.7%	$61,062	9.7%	$31,932	2.6%	$73,068	6.4%

Net earnings per common share attributable to common stockholders:
Basic	$0.42		$0.94		$0.54		$1.13
Diluted[3]	$0.35		$0.91		$0.46		$1.10

Weighted average common shares outstanding attributable to common stockholders:
Basic	56,954		64,336		59,003		64,185
Diluted[3]	70,299		66,074		72,443		65,933

Effective income tax rate	34.1%		21.9%		35.8%		23.3%

Adjusted selling, general and administrative expenses[4]:	$214,783	33.4%	$205,508	32.7%	$420,197	34.0%	$391,114	34.0%

Adjusted earnings from operations[4]:	$55,718	8.7%	$88,578	14.1%	$97,453	7.9%	$114,530	10.0%

Adjusted net earnings attributable to Guess?, Inc.[4]:	$22,873	3.6%	$64,078	10.2%	$38,110	3.1%	$77,951	6.8%

Adjusted weighted average common shares outstanding attributable to common stockholders:
Adjusted Diluted[3,4]	58,482		66,074		60,626		65,933

Adjusted net earnings per common share attributable to common stockholders:
Adjusted Diluted[3,4]	$0.39		$0.96		$0.62		$1.17

Adjusted effective income tax rate[4]:	40.0%		22.0%		33.9%		23.2%
__________________________________________________________________
See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP earnings from operations to adjusted earnings from operations, reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. and reported GAAP income tax expense to adjusted income tax expense follows:

	Three Months Ended		Six Months Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021

Reported GAAP selling, general and administrative expenses	$216,043	$205,617	$425,874	$392,301
Certain professional service and legal fees and related credits (costs)[5]	(1,260)	(109)	(5,677)	(1,187)

Adjusted selling, general and administrative expenses[4]	$214,783	$205,508	$420,197	$391,114

Reported GAAP earnings from operations	$53,446	$87,388	$89,821	$113,966
Certain professional service and legal fees and related (credits) costs[5]	1,260	109	5,677	1,187
Asset impairment charges[6]	1,919	1,501	3,463	1,942
Net gains on lease modifications[7]	(907)	(420)	(1,508)	(2,565)

Adjusted earnings from operations[4]	$55,718	$88,578	$97,453	$114,530

Reported GAAP net earnings attributable to Guess?, Inc.	$23,962	$61,062	$31,932	$73,068
Certain professional service and legal fees and related (credits) costs[5]	1,260	109	5,677	1,187
Asset impairment charges[6]	1,919	1,501	3,463	1,942
Net gains on lease modifications[7]	(907)	(420)	(1,508)	(2,565)
Amortization of debt discount[8]	—	2,781	—	5,562
Discrete income tax adjustments[9]	(2,772)	81	416	228
Income tax impact from adjustments[10]	(589)	(1,036)	(1,870)	(1,471)

Total adjustments affecting net earnings attributable to Guess?, Inc.	(1,089)	3,016	6,178	4,883

Adjusted net earnings attributable to Guess?, Inc.[4]	$22,873	$64,078	$38,110	$77,951

Reported GAAP income tax expense	$14,177	$17,692	$21,127	$23,147
Discrete income tax adjustments[9]	2,772	(81)	(416)	(228)
Income tax impact from adjustments[10]	589	1,036	1,870	1,471

Adjusted income tax expense[4]	$17,538	$18,647	$22,581	$24,390

Adjusted effective income tax rate[4]	40.0%	22.0%	33.9%	23.2%
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See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Six Months Ended
	July 30, 2022	July 31, 2021	% change	July 30, 2022	July 31, 2021	% change
Net revenue:
Americas Retail	$181,655	$186,297	(2%)	$348,140	$341,832	2%
Americas Wholesale	50,195	49,858	1%	118,552	95,288	24%
Europe	336,707	322,723	4%	612,716	564,575	9%
Asia	49,365	47,813	3%	105,587	103,473	2%
Licensing	24,768	21,933	13%	51,168	43,458	18%
Total net revenue	$642,690	$628,624	2%	$1,236,163	$1,148,626	8%

Earnings (loss) from operations:
Americas Retail	$23,921	$37,916	(37%)	$38,187	$58,190	(34%)
Americas Wholesale	11,442	12,944	(12%)	28,839	24,499	18%
Europe	34,538	51,417	(33%)	52,428	55,615	(6%)
Asia	(3,300)	(4,847)	(32%)	(6,787)	(6,655)	2%
Licensing	21,206	20,154	5%	45,650	39,585	15%
Total segment earnings from operations	87,807	117,584	(25%)	158,317	171,234	(8%)

Corporate overhead	(33,349)	(29,115)	15%	(66,541)	(57,891)	15%
Asset impairment charges	(1,919)	(1,501)	28%	(3,463)	(1,942)	78%
Net gains on lease modifications	907	420	116%	1,508	2,565	(41%)
Total earnings from operations	$53,446	$87,388	(39%)	$89,821	$113,966	(21%)

Operating margins:
Americas Retail	13.2%	20.4%		11.0%	17.0%
Americas Wholesale	22.8%	26.0%		24.3%	25.7%
Europe	10.3%	15.9%		8.6%	9.9%
Asia	(6.7%)	(10.1%)		(6.4%)	(6.4%)
Licensing	85.6%	91.9%		89.2%	91.1%

GAAP operating margin for total Company	8.3%	13.9%		7.3%	9.9%
Certain professional service and legal fees and related (credits) costs[4,5]	0.2%	0.1%		0.4%	0.1%
Asset impairment charges[4,6]	0.3%	0.2%		0.3%	0.2%
Net gains on lease modifications[4,7]	(0.1%)	(0.1%)		(0.1%)	(0.2%)
Adjusted operating margin for total Company[4]	8.7%	14.1%		7.9%	10.0%
______________________________________________________________________
See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
	July 30, 2022			July 31, 2021
	Three Months Ended				% change
Net revenue:
Americas Retail	$181,655	$1,792	$183,447	$186,297	(2%)	(2%)
Americas Wholesale	50,195	591	50,786	49,858	1%	2%
Europe	336,707	52,183	388,890	322,723	4%	21%
Asia	49,365	5,631	54,996	47,813	3%	15%
Licensing	24,768	—	24,768	21,933	13%	13%
Total net revenue	$642,690	$60,197	$702,887	$628,624	2%	12%

	Six Months Ended
Net revenue:
Americas Retail	$348,140	$1,839	$349,979	$341,832	2%	2%
Americas Wholesale	118,552	548	119,100	95,288	24%	25%
Europe	612,716	81,916	694,632	564,575	9%	23%
Asia	105,587	9,353	114,940	103,473	2%	11%
Licensing	51,168	—	51,168	43,458	18%	18%
Total net revenue	$1,236,163	$93,656	$1,329,819	$1,148,626	8%	16%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	July 30, 2022	January 29, 2022	July 31, 2021

ASSETS

Cash and cash equivalents	$174,372	$415,565	$458,914

Receivables, net	301,659	328,856	299,915

Inventories	535,530	462,295	430,289

Other current assets	87,434	77,378	74,771

Property and equipment, net	230,376	228,765	210,515

Restricted cash	—	—	230

Operating lease right-of-use assets	651,925	685,799	727,636

Other assets	335,375	356,970	254,631

Total assets	$2,316,671	$2,555,628	$2,456,901

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$37,996	$43,379	$21,193

Current operating lease liabilities	170,133	195,516	214,392

Other current liabilities	552,190	578,979	479,567

Long-term debt and finance lease obligations	99,287	60,970	79,924

Convertible senior notes, net[8]	298,521	270,595	264,604

Long-term operating lease liabilities	552,190	582,757	623,040

Other long-term liabilities	153,904	160,289	138,084

Redeemable and nonredeemable noncontrolling interests	41,607	40,485	25,779

Guess?, Inc. stockholders’ equity	410,843	622,658	610,318

Total liabilities and stockholders’ equity	$2,316,671	$2,555,628	$2,456,901
______________________________________________________________________
See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	July 30, 2022	July 31, 2021

Net cash provided by operating activities	$1,502	$42,976

Net cash used in investing activities	(51,236)	(20,806)

Net cash used in financing activities	(181,149)	(26,639)

Effect of exchange rates on cash, cash equivalents and restricted cash	(10,310)	(5,732)

Net change in cash, cash equivalents and restricted cash	(241,193)	(10,201)

Cash, cash equivalents and restricted cash at the beginning of the year	415,565	469,345

Cash, cash equivalents and restricted cash at the end of the period	$174,372	$459,144

Supplemental information:

Depreciation and amortization	$30,533	$27,918

Total lease costs (excluding finance lease cost)	$146,775	$138,364

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
(in thousands)

	Six Months Ended
	July 30, 2022	July 31, 2021

Net cash provided by operating activities	$1,502	$42,976

Less: Purchases of property and equipment	(51,221)	(21,601)

Less: Payments for property and equipment under finance leases	(3,874)	(2,911)

Free cash flow	$(53,593)	$18,464

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated
	As of July 30, 2022

United States	243	243	—	—	—	—
Canada	73	73	—	—	—	—
Central and South America	102	68	34	29	29	—

Total Americas	418	384	34	29	29	—

Europe and the Middle East	795	560	235	51	51	—
Asia and the Pacific	418	120	298	254	113	141

Total	1,631	1,064	567	334	193	141

	As of July 31, 2021

United States	245	244	1	1	—	1
Canada	74	74	—	—	—	—
Central and South America	106	71	35	29	29	—

Total Americas	425	389	36	30	29	1

Europe and the Middle East	745	524	221	44	44	—
Asia and the Pacific	427	133	294	263	91	172

Total	1,597	1,046	551	337	164	173

Guess?, Inc. and Subsidiaries
Footnotes to Condensed Consolidated Financial Data

Footnotes:

1    Amounts for the full fiscal year include (i) certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations, (ii) asset impairment charges related primarily to impairment of property and equipment and operating lease right-of-use assets related to certain retail locations resulting from lower revenue and future cash flow projections from under-performance and expected store closures, (iii) net gains on lease modifications related primarily to the early termination of certain lease agreements, and (iv) discrete income tax adjustments related primarily to the impacts from cumulative valuation allowances and the income tax benefits from an income tax rate change due to net operating loss carrybacks, in each case as recognized during the six months ended July 30, 2022. See the heading “Presentation of Non-GAAP Information” for further information. The Company is unable to predict future amounts with respect to these items, as such amounts are inconsistent in magnitude and frequency and certain elements used to estimate such items have not yet occurred or are out of the Company’s control. As such, the Company has not considered any future charges or credits with respect to these items in the accompanying GAAP outlook.
2    Amounts for the third quarter and full fiscal year represent the exclusion of the dilutive impact of the Company’s convertible notes for adjusted diluted shares and corresponding interest expenses at stock prices below $46.88, based on the bond hedge contracts in place that will deliver shares to offset dilution. The Company excludes the dilutive impact anticipated to be recorded in those periods as such amounts are known. The Company has not assumed any potential share dilution related to the related warrants.
3    Prior to adoption of ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40), for GAAP purposes, the Company incurred dilution above the initial strike price of the Company’s convertible senior notes of $25.78. At July 31, 2021, there was no dilution related to the convertible notes for the period.
The Company adopted ASU 2020-06 under the modified retrospective method as of January 30, 2022. Upon adoption, the Company prospectively utilizes the if-converted method to calculate GAAP diluted EPS. For GAAP purposes, the Company incurs dilution of the Company’s convertible senior notes based on the initial conversion rate associated with the senior notes. For the three and six months ended July 30, 2022, shares used in computing diluted EPS increased by 11.8 million shares due to the change from the treasury stock method to the if-converted method. Diluted net income per share for the three and six months ended July 30, 2022 is calculated based on GAAP net income and diluted weighted-average shares of 70.3 million and 72.4 million, respectively, which also includes the potentially dilutive effect of the Company’s stock options, restricted stock units and convertible senior notes.
For adjusted diluted shares, the Company excludes the dilutive impact of the convertible notes at stock prices below $46.88, based on the bond hedge contracts in place that will deliver shares to offset dilution. At stock prices in excess of $46.88, the Company would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.
4    The adjusted results reflect the exclusion of certain professional service and legal fees and related (credits) costs, asset impairment charges, net gains on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related income tax impacts of these adjustments, as well as certain discrete income tax adjustments, where applicable. A reconciliation of actual results to adjusted results is presented in the “Reconciliation of GAAP Results to Adjusted Results.”
5    Amounts recorded represent certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations.
6    Amounts represent asset impairment charges related primarily to impairment of property and equipment and operating lease right-of-use assets related to certain retail locations resulting from under-performance and expected store closures.
7    Amounts recorded represent net gains on lease modifications related primarily to the early termination of certain lease agreements.
8    In April 2019, the Company issued $300 million principal amount of 2.00% convertible senior notes due 2024 (the “Notes”) in a private offering. Prior to adoption of ASU 2020-06, the Company separated the Notes into liability (debt) and equity (conversion option) components. The debt discount, which represented an amount equal to the fair value of the equity component, was amortized as non-cash interest expense over the term of the Notes. The Company adopted ASU 2020-06 under the modified retrospective method as of January 30, 2022. Upon adoption, the equity component was eliminated in the current period and recorded as an adjustment to retained earnings. Prior periods are not affected.
9    Amounts represent discrete income taxes related primarily to the adjustments from an intra-entity transfer of intellectual property rights to a wholly-owned Swiss subsidiary, impacts from cumulative valuation allowances and the income tax benefits from an income tax rate change due to net operating loss carrybacks.
10    The income tax effect of certain professional service and legal fees and related (credits) costs, asset impairment charges, net gains on lease modifications and the amortization of debt discount was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.